Exhibit 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 2) filed on August 8, 2018 by the Reporting Persons (“Prior Exhibit 2”) is incorporated herein by reference. Together with Prior Exhibit 2, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 20, 2018. All such transactions (i) were purchases or sales of Shares effected in the open market, (ii) are reported at the weighted average price, and (iii) exclude commissions paid. The Reporting Persons undertake to provide, upon request of the staff of the Securities and Exchange Commission, full information regarding the price range for each weighted average price set forth on the table below and the number of Shares purchased at each separate price within such price range.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Weighted Avg. Price
09/12/2018	Dalbergia Investments LLC	Buy	250,478	24.6647
09/13/2018	Dalbergia Investments LLC	Buy	4,900	25.3408
09/13/2018	Dalbergia Investments LLC	Buy	118,274	25.4402
09/14/2018	Dalbergia Investments LLC	Buy	49,600	25.3750
09/14/2018	Dalbergia Investments LLC	Buy	55,000	25.4818
09/17/2018	Dalbergia Investments LLC	Buy	30,156	25.9468
09/18/2018	Dalbergia Investments LLC	Buy	22,500	25.9612
09/18/2018	Dalbergia Investments LLC	Buy	150,000	25.9625
09/19/2018	Dalbergia Investments LLC	Buy	17,031	25.9484
09/19/2018	Dalbergia Investments LLC	Buy	80,000	25.9500